Exhibit 10.64

CA, Inc.

Summary Description of Director Compensation

On May 14, 2014, the Board of Directors of CA, Inc. (the “Company”), upon the recommendation of the Corporate Governance Committee of the Board, modified the compensation arrangements for the non-employee directors of the Company, effective as of the beginning of the fiscal year on April 1, 2014. The following table shows the annual fees for our non-employee directors.

Annual Fee Description	Fee Prior to April 1, 2014	Fee Effective April 1, 2014
Non-Employee Director	$275,000	$325,000
Chairman of the Board	$100,000	$100,000
Audit Committee Chairman	$25,000	$25,000
Compensation and Human Resources Committee Chairman	$15,000	$15,000
Compliance and Risk Committee Chairman	$10,000	$10,000
Corporate Governance Committee Chairman	$10,000	$10,000

In establishing the change to non-employee director fees, the Board undertook a process involving collaboration with Towers Watson, the independent compensation consultant who advises the Compensation and Human Resources Committee of the Board. At the recommendation of the Compensation and Human Resources Committee, Towers Watson was engaged to assist the Corporate Governance Committee and the Board with their deliberations by providing competitive market data and advice. The data provided by Towers Watson indicated, among other things, that the total fees paid by the Company to non-employee directors in their capacity as such in fiscal year 2014 were positioned below the median of the Company’s compensation benchmarking group. The new fee structure results in total non-employee director fees that approximate the median of the compensation benchmarking group while maintaining the maximum cash election at $100,000.

The non-employee director fees had not been increased since April 2010.

Pursuant to the Company’s 2012 Compensation Plan for Non-Employee Directors, non-employee director fees that are not elected to be received in cash are to be paid in the form of deferred stock units, which are settled upon retirement. As a consequence of the market-based increase, which will be delivered in the form of deferred stock units, non-employee directors are required to receive a greater percentage of their director fees in the form of equity.